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                                                                  EXHIBIT (a)(4)
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                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      and

              All Outstanding Shares of Series A Preferred Stock

                                      of
                              Moore Products Co.
                                      at

                     $54.71 Net Per Share of Common Stock

                                      and

               $21.88 Net Per Share of Series A Preferred Stock

                                      by

                           Malibu Acquisition Corp.

                         a wholly owned subsidiary of

                       Siemens Energy & Automation, Inc.

                    an indirect wholly owned subsidiary of

                          Siemens Aktiengesellschaft

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON THURSDAY, FEBRUARY 17, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               January 21, 2000

To Brokers, Dealers, Commercial Banks,
 Trust Companies And Other Nominees:

  We have been appointed by Malibu Acquisition Corp., a Pennsylvania corporation ("Purchaser") and a wholly owned subsidiary of Siemens Energy & Automation, Inc. ("Parent"), a Delaware corporation and an indirect wholly owned subsidiary of Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany ("Siemens AG"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Moore Products Co., a Pennsylvania corporation (the "Company"), at a price of $54.71 per share of Common Stock, net to the seller in cash, without interest thereon, and all outstanding shares of Series A preferred stock, par value $1.00 per share (the "Preferred Stock" and, together with the Common Stock, the "Securities") of the Company, at a price of $21.88 per share of Preferred Stock, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 21, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Common Stock or shares of Preferred Stock registered in your name or in the name of your nominee.

  The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer or otherwise acquired by Parent or any of its affiliates prior to
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the expiration of the Offer a number of Securities representing at least a majority of (A) the Fully Diluted Voting Power (as defined in the Offer to Purchase) and (B) (x) the outstanding shares of Preferred Stock and (y) the Fully Diluted Shares (as defined in the Offer to Purchase) and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See Sections 1 and 15 of the Offer to Purchase.

  The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer to Purchase) and determined that the Offer and the Merger are fair to, and in the best interests of, each class of the Company's securityholders and unanimously recommends that securityholders accept the Offer and tender their Securities pursuant to the Offer.

  For your information and for forwarding to your clients for whom you hold shares of Common Stock or shares of Preferred Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. Offer to Purchase dated January 21, 2000;

  2. Letter of Transmittal for your use in accepting the Offer and tendering shares of Common Stock and shares of Preferred Stock and for the information of your clients;

  3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for shares of Common Stock or shares of Preferred Stock and all other required documents cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Offer to Purchase);

  4. A printed form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock or shares of Preferred Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5. A letter to securityholders of the Company from Donald E. Bogle, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 dated January 21, 2000, which has been filed by the Company with the Securities and Exchange Commission;

  6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7. A return envelope addressed to the Depositary.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Securities which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Securities for payment pursuant to the Offer. Payment for Securities purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for Securities, or, in the case of shares of Common Stock, timely confirmation of a book-entry transfer of such shares of Common Stock into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.
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  Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Securities pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

  Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Securities pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Thursday, February 17, 2000 unless the Offer is extended.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares of Common Stock, and any other required documents, should be sent to the Depositary, and certificates representing the tendered shares of Common Stock or shares of Preferred Stock should be delivered or, in the case of shares of Common Stock, such shares of Common Stock should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

  If holders of Securities wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF SIEMENS AG, PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.